Exhibit 99.1

Vision-Sciences, Inc. Regains Compliance With Nasdaq Listing Rules

ORANGEBURG, N.Y., December 2, 2009 – Vision-Sciences, Inc., (Nasdaq:VSCI) (the “Company”) was advised by The Nasdaq Stock Market on November 30, 2009, that the Company regained compliance with the independent director requirement for continued listing on The Nasdaq Capital Market, based on the information provided by the Company. The Company's board of directors has a majority of "independent directors" within the meaning of the applicable rules of the Nasdaq Stock Market.   Mr. Katsumi Oneda, together with the other independent directors, Mr. David Anderson, Mr. Lothar Koob and Mr. John Rydzewski, constitute a majority of the Company’s six-person board.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO
845-365-0600